UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 5, 2006 (September 29, 2006)

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4820 Overland Avenue, San Diego, California 92123

(Address of principal executive offices, including zip code)

(858) 571-5555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.              Termination of a Material Definitive Agreement.

On September 29, 2006, we entered into a transition agreement with Sanmina-SCI Corporation, our outsourced manufacturer, which will ultimately result in a termination of our relationship.  The transition agreement calls for: (1) a transfer of the manufacturing of all Overland products from Sanmina back to Overland at our San Diego headquarters facility; and (2) upon the completion of such transfer, the automatic termination of the Manufacturing and Supply Agreement dated November 23, 2004, as amended, between us and Sanmina.  We will not incur any early termination penalties in connection with the termination of the Manufacturing and Supply Agreement.

Our outsourcing to Sanmina had commenced in September 2004 when, in order to reduce our cost structure, increase our flexibility and improve our focus on product development, we announced plans to outsource all of our manufacturing to Sanmina.  The transition of the manufacturing of all of our products to Sanmina’s Rapid City, South Dakota plant was completed in August 2005.  However, during fiscal 2006, we failed to achieve the customer service levels, product quality and cost reductions we expected from the outsourcing.  Additionally, we incurred a significant amount of redundant costs to support the outsourcing which eroded our gross margins during the year.  As a consequence, we decided to bring manufacturing back to our San Diego facility.  Our transition plan calls for the transfer of all products back to San Diego by December 31, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: October 5, 2006		/s/ Vernon A. LoForti
	By:	Vernon A. LoForti
Vice President and CFO